Exhibit 10.16

AMENDMENT TO

EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated December 31, 2008 between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Constantine Iordanou (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated November 28, 2007 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.             The definition of “Good Reason” in Section 1.01 is amended by adding the following at the end of the paragraph:

“A termination of employment by the Executive following an event or series of events described in clause (ii) of the second sentence of this paragraph as a result of which an Acquiror other than a Permitted Person becomes the beneficial owner of more than 50% of the total voting power of all outstanding securities of the Company (a “Change in Control”) shall be considered a termination of employment for Good Reason for purposes of this Agreement only if such termination occurs within three months after the Change in Control (or follows a diminution of duties or responsibilities or a material breach described in the first sentence of this paragraph, as determined without regard to clause (ii) of the second sentence of this paragraph).”

2.             Section 4.03(d) is amended by adding the following at the end thereof:

“and such cost shall be paid not later than the last day of the calendar year following the calendar year for which the annual tax return is prepared.”

3.             Clause (ii) of the penultimate sentence of Section 5.02 is amended to read as follows:

“(ii) an amount per annum equal to 40% of the annual Base Salary during the period beginning on the date of the Executive’s Permanent Disability up to the month in which the Executive reaches age 65, offset by any proceeds scheduled to be received by the Executive or his legal representative from any disability insurance coverages provided by the Company or any of its affiliates, such amount to be paid to the Executive in equal monthly installments beginning one month after such termination of employment, provided, however, that all installments otherwise scheduled to be made after the first anniversary of such termination shall instead be made on such first anniversary.”

4.             The penultimate sentence of Section 5.03 is amended to read as follows:

“Subject to Section 13.10 below, such amount will be paid in eighteen (18) equal installments, the first nine (9) of which will be paid monthly over nine (9) months commencing one month after the Date of Termination and continuing monthly thereafter through the ninth month following the month that includes the Date of Termination and the last nine (9) of which will be paid in a lump sum on the nine-month anniversary of the Date of Termination.  (For example:  If the Date of Termination is June 30, 2009, and the aggregate of the amounts described in the preceding sentence is $3,600,000, $200,000 (one-eighteenth of $3,600,000) shall be paid, subject to Section 13.10 below, in each of the months of July through February, 2010, and $2,000,000 shall be paid on March 30, 2010.)”

5.             Clause (a) of the second sentence of Section 9.01 is amended to read as follows:

“pay the Executive an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02, as prorated for the period selected by the Company if a period of less than eighteen months is identified in the above-referenced election, with such amount to be paid, subject to Section 13.10 below, in eighteen (18) equal installments, the first twelve (12) of which will be paid monthly over twelve (12) months commencing one month after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six (6) of which will be paid on the first anniversary of the separation from service),”

6.             The second sentence of Section 11.04 is amended to read in its entirety as follows:

“In addition, the Company agrees to pay all legal fees which the Executive may reasonably incur as a result of any dispute or contest by or with the Company regarding the validity or enforceability of, or liability under, any provision of this Agreement or otherwise in connection with the enforcement of this Agreement following his “separation from service” (as defined below) with the Company, unless the Company substantially prevails on all material causes of action in the dispute or contest.”

7.             Section 13.10 is amended to read in its entirety as follows:

“(a)  It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) and Section 457A of the Code, to the extent the Agreement is subject thereto, and the

Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 13.10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)  With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.”

8.             Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

9.             All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

10.           This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ W. Preston Hutchings
Printed Name:	W. Preston Hutchings
Title:	Senior Vice President

/s/ Constantine Iordanou
Constantine Iordanou